Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE
Date: December 21, 2007

Double Eagle Petroleum Co. Reports Operational Update and Provides a Strategic Outlook– Double Eagle Petroleum Co. (NASDAQ – DBLE)

In the fourth quarter of 2007 Double Eagle completed drilling 33 wells in the Catalina Unit within the Atlantic Rim. The Company has 6 new wells in the Catalina Unit hooked up to sales, currently producing approximately 1.5 MMcfd, bringing our current total production in the Cow Creek Field to approximately 6.3 MMcfd. All successful remaining new wells are expected to be hooked up and selling gas by the end of February. There have been 16 wells tested to date and all but one tested at commercial rates, and the remaining well is being evaluated as to alternatives to bring this well to commercial production levels. We anticipate that Double Eagle will have 73.84% working interest in these wells and also in the 14 existing producing wells in Cow Creek Field. Once the new wells establish sufficient production, the 14 wells currently in the Cow Creek Unit will become part of the Catalina Unit. If the remaining 17 wells to be tested are successful producing wells, we will have at least 46 wells (34.4 net wells) producing at the Catalina Unit. The 14 existing wells generated 51% of Double Eagle’s revenue in the first nine months of 2007. The more than 100% increase in the net producing wells should be significant to Double Eagle’s future production, revenues and results of operations.

In July 2008, we intend to begin drilling up to 48 additional wells in the Catalina Unit. Depending on locations selected for these wells Double Eagle’s working interest in all the Catalina Unit wells will change to a percentage which could vary from 51.23% to 56.25%.

Also within the Atlantic Rim, Anadarko is in the process of drilling 69 additional wells within the Sun Dog Unit in which Double Eagle will have approximately 8.4% working interest. It is expected that these wells will be drilled and completed by March 1, 2008. We have been notified by Anadarko that an additional 68 wells are planned to be drilled in the Sun Dog Unit in the 2008 drilling season (bringing Double Eagle’s working interest to an estimated 7.9% after all 137 wells are drilled), an additional 55 wells are planned for the Doty Mountain Unit in 2008 (bringing Double Eagle’s working interest to an estimated 12.0%, from 20.55%, after all 55 wells are drilled) and 29 wells in other units operated by Anadarko.

On December 1, 2007, Questar resumed producing the wells in the Mesa Units that had been shut in since last summer due to low gas prices. Thus, the Mesa Units are back to full production of approximately 3.3 MMcfd to Double Eagle’s working interest. Questar has also notified us that it intends to drill 34 additional wells in Pinedale in which we will participate. Eighteen of these wells have been drilled and are expected to be completed at a rate of 6 wells per month in each of April, May and June. The additional 16 wells are scheduled to be drilled and completed in the summer of 2008.

At South Waltman in the Wind River Basin, Double Eagle began drilling the Waltman 34-24 well on December 1, 2007. This well is a 40 acre offset to the Chevron Waltman 96 well that has produced 498.4 MMcf of natural gas during the period from January through August 2007. Double Eagle is the operator and has a 28.6417 % working interest. The well is scheduled to be drilled to a total depth of 9,200 feet (drilling at a depth of 8,742 as of December 18) and is expected to reach total depth prior to year end, at which time logging and testing of the well will begin.

At South Fillmore, the SJ Fee #11-9 well has been completed with perforations at a depth of 8,192 to 8,196 feet. Testing was completed with an initial flow rate of 1,635 Mcf per day, 107 barrels of oil per day and no water. Double Eagle has a 50% working interest in this well before payout and 30% after payout. GMT has been working on a pipeline right-of-way from the well to the sales line, and that has taken longer than originally expected. Gas sales are now expected to begin in January 2008.

Double Eagle is in the process of further evaluating the Cow Creek Unit Deep #2 exploratory project, Christmas Meadows exploratory project and the Nevada acreage to determine how to optimize the value of these projects.

We have been pleased with the result of our gas price risk management program using forward sales contracts to cover approximately 85% of our production at the end of the third quarter (approximately 65% of current volumes). As a result of bringing on additional production from our 2007 drilling activity, we are examining the other tools available to us in the commodity derivatives market (such as costless collars and price floors) to see if we can improve on realized gas prices and provide more flexibility.

In normal course the Board of Directors of Double Eagle (“Board”) periodically evaluates the Company’s strategy, and in the fall of 2007 the Board performed a strategic review to evaluate various options for maximizing long-term shareholder value. As a result of that review the Board concluded that the Company will focus on an organic growth path and concentrate on (i) growing the revenues and oil and gas reserves of the Coal Bed Methane resource projects (Catalina, Sun Dog and Doty Mountain Units) and the tight sand project at the Pinedale Anticline (Mesa Units), and (ii) position the current exploration projects for maximization of value (South Waltman, South Fillmore/GMT, Christmas Meadows, Cow Creek Unit Deep #2, and the Nevada acreage).

Richard Dole, Chairman-elect of the Board of Double Eagle, commented: “We are excited about the progress being made in the Atlantic Rim and about the prospects for 2008 for both the Atlantic Rim and Pinedale Anticline. These two projects should provide substantial long-term growth for the company and value creation for the shareholders.”

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us